[LETTERHEAD]

                                 NEWS RELEASE
                                 ------------


DATE:     July 22, 1998
CONTACT:  Richard I. Ledbetter, Chief Executive Officer
          (505) 324-9525

          James D. Rose, President
          (505) 324-9542


                     FIRST PLACE FINANCIAL CORPORATION
                   REPORTS SECOND QUARTER 1998 NET INCOME

FARMINGTON, NEW MEXICO -- Richard I. Ledbetter, chief executive officer of First Place Financial Corporation (FPFC), today reported net income for the first six months of 1998 of $3.9 million, compared to $4.7 million reported for the first half of 1997. Net income for the second quarter of 1998 was $2.3 million compared to net income of $2.4 million recorded for the same period a year ago.

     The year-to-date decrease of $757,000 in net income for the six months ended June 30, 1998, compared to the like period in 1997, was primarily due to an increase in the provision for loan losses and increases in other expenses. The provision for loan losses for the first half of 1998 was $1,135,000, an increase of $400,000 from the year earlier period. This increase was primarily due to concerns with certain portions of the loan portfolio. Other expenses of $11.4 million for the six months ended June 30, 1998 were up 14% from the like period a year ago. The other expense increases were primarily in data processing expenses and supplies, which were mainly due to technical enhancements. Salaries and benefits also increased primarily due to normal salary increases and a higher level of full-time equivalent employees added to support expansion. These increases in other expenses were offset somewhat by increases in net interest income and other income and a decrease in the effective tax rate from 26% at June 30, 1997 to 22% at June 30, 1998.

     At June 30, 1998, FPFC had $936 million in total assets, an increase of $93 million over June 30, 1997's total assets of $843 million. Total loans at June 30, 1998 were $457 million, a decrease of $11 million from the $468 million reported at June 30, 1997. Total stockholders' equity at June 30, 1998 increased $6 million during the last twelve months to $74 million.

     The Board of Directors of FPFC recently declared a quarterly dividend of $.37 per share payable August 3, 1998 to shareholders of record as of June 17, 1998.

     FPFC, the largest bank holding company headquartered in New Mexico, owns First National Bank of Farmington, Western Bank, Gallup, and Burns National Bank of Durango, Colorado. Capital Bank, a de novo bank scheduled to open in Albuquerque, New Mexico in September, will be a wholly-owned subsidiary of FPFC. FPFC stock is quoted on the NASDAQ bulletin board under the symbol FPLF.